As filed with the Securities and Exchange Commission on April 17, 2013

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KID BRANDS, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEW JERSEY	22-1815337
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

One Meadowlands Plaza, 8th Floor

East Rutherford, New Jersey 07073

(ADDRESS OF REGISTRANT’S PRINCIPAL EXECUTIVE OFFICES)

NON-QUALIFIED STOCK OPTION AGREEMENT

BETWEEN KID BRANDS, INC. AND RAPHAEL BENAROYA

dated March 15, 2013

(FULL TITLE OF PLAN)

MARC S. GOLDFARB

SENIOR VICE PRESIDENT AND GENERAL COUNSEL

One Meadowlands, Plaza, 8th Floor

East Rutherford, New Jersey 07073

(201) 405-2400

(NAME AND ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

copy to:

JOEL I. GREENBERG, ESQ.

KAYE SCHOLER LLP

425 Park Avenue

New York, New York 10022

(212) 836-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, stated value $0.10 per share (“Common Stock”)	200,000 shares	$1.51	$302,000	$41.19

(1)	This registration statement covers 200,000 shares of the Common Stock of Kid Brands, Inc. available for issuance under a Non-qualified Stock Option Agreement between the Registrant and Raphael Benaroya. The non-qualified stock options (the “Inducement Options”) were issued outside of the Registrant’s stockholder-approved Equity Incentive Plan pursuant to a previously-announced employment agreement between the Registrant and Mr. Benaroya, as an inducement award under applicable New York Stock Exchange rules. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall also cover any additional shares of Common Stock which become issuable under the Non-qualified Stock Option Agreement to prevent dilution resulting from any stock dividend, stock split, recapitalization or similar transactions.
(2)	Pursuant to Rule 457(h) promulgated under the Securities Act of 1933, the “Proposed Maximum Offering Price Per Share” and “Proposed Maximum Aggregate Offering Price” are based on the per share exercise price of the Inducement Options, which is the closing price of the Registrant’s Common Stock as reported on the New York Stock Exchange on March 15, 2013, the date of grant.

EXPLANATORY NOTE

As used herein, the terms “Company”, “we”, “us” and “our” refer to Kid Brands, Inc., a New Jersey corporation, and the Registrant hereunder. This registration statement is filed by the Company to register securities issuable upon the exercise of non-qualified stock options granted to Mr. Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, pursuant to that certain Non-Qualified Stock Option Agreement between the Company and Mr. Benaroya dated March  15, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information required by Part I of Form S-8 have been sent or given to Mr. Benaroya as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933. Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under such Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of such Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (referred to as the Commission) are incorporated herein by reference (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended):

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on April 16, 2013;

(b)	our Form 12b-25 filed with the Commission on April 2, 2013; and our Current Reports on Form 8-K filed with the Commission on March 15, 2013 and March 21, 2013; and

(c)	the description of our common stock, stated value $0.10 per share, incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Commission on March 21, 2013.

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than documents or information “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended), after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated in paragraphs (a) through (c) above, being hereinafter referred to as Incorporated Documents).

Any statement contained in any Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 14A:3-5 of the New Jersey Business Corporation Act, referred to as the Statute, permits a corporation to indemnify its present and former directors, officers, employees and certain agents (collectively referred to as Corporate Agents) against expenses (reasonable costs, disbursements and counsel fees) and judgments, fines, penalties and settlements paid or incurred by them in connection with any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding (and any related appeal or any inquiry or investigation which could lead to such action, suit or proceeding), other than a proceeding by or in the right of the corporation, if such Corporate Agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe such Corporate Agent’s conduct was unlawful. In a derivative action, i.e., by or in the right of a corporation, indemnification may be made only for expenses, and only if the defendant Corporate Agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made, however, if such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such proceeding was brought determines upon application that the defendant Corporate Agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court deems proper. In any case, a New Jersey corporation must indemnify a Corporate Agent against expenses (described above) to the extent that the Corporate Agent has been successful on the merits or otherwise in any proceeding referred to above or in defense of any claim, issue or matter therein. Expenses incurred by a Corporate Agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the Corporate Agent to repay such amounts if it shall ultimately be determined that such Corporate Agent is not entitled to be indemnified as provided in the Statute.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a Corporate Agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification shall be made to or on behalf of a Corporate Agent if a judgment or other final adjudication adverse to such Corporate Agent establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by such Corporate Agent of an improper personal benefit.

Our Restated Certificate of Incorporation, as amended, provides for indemnification of Corporate Agents to the fullest extent permitted by the provisions described above. In addition, to the full extent permitted by law, no director or officer shall be personally liable to us or our shareholders for damages for breach of any duty owed to us or our shareholders (no amendment of this provision will eliminate or reduce its protections for matters arising prior to such amendment). We maintain an insurance policy insuring our directors and officers against certain liabilities, incurred in those capacities, including liabilities which may be incurred under the Securities Act.

Pursuant to the employment agreement between Mr. Benaroya and the Company, if he is made (or threatened to be made) a party to any legal proceeding by reason of the fact that he is or was a director, officer, employee, agent, manager, consultant, or representative of the Company or any affiliates or subsidiaries thereof, or if any legal claim is made, or threatened to be made, that arises out of or relates to his service in any of the foregoing capacities, he shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted against any and all costs, expenses, liabilities, and losses (including, without limitation, reasonable attorney’s fees, judgments, interest, expenses of investigation, penalties, fines, ERISA excise taxes or penalties but not excise taxes under Section 280G of the Internal Revenue Code, and amounts paid or to be paid in settlement) incurred or suffered by him in connection therewith, and such indemnification shall continue even if he has ceased to serve in any such capacity, and shall inure to the benefit of his heirs, executors, and administrators. In addition, we have agreed to advance to Mr. Benaroya all costs and expenses incurred by him in connection with any such legal proceeding or legal claim within 15 days after receiving written notice requesting such an advance. Such notice must include an undertaking by Mr. Benaroya to repay the amount advanced if he is ultimately determined not entitled to indemnification against such costs and expenses as authorized under his employment agreement or applicable law. During the term of his employment and for a period of six years thereafter, we have agreed to maintain a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to Mr. Benaroya equal to at least that which is in effect at the time of execution of such employment agreement or, if greater, the coverage that we provide for any other present or former senior executive or director. The indemnification and advancement of expenses provided to Mr. Benaroya pursuant to his employment agreement will not be deemed exclusive of (but instead shall be in addition to) any other rights to which he may be entitled, including without limitation under our Restated Certificate of Incorporation or by-laws, pursuant to any applicable law, statute or regulation, or by other contractual arrangement, and whether as to actions taken (or omitted to be taken) in Mr.  Benaroya’s official capacity or as to actions taken (or omitted to be taken) in another capacity while holding such office.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Pursuant to Item 8(a) of Form S-8, no opinion of counsel is included herein as all securities to be issued upon exercise of the Inducement Options will be issued out of treasury.

Exhibit Number	Description of Exhibit

4.1(a)	Restated Certificate of Incorporation of the Company and amendment thereto, incorporated herein by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 (the “10-Q”).

(b)	Certificate of Amendment to Restated Certificate of Incorporation of the Company filed April 30, 1987, incorporated herein by reference to the 10-Q.

(c)	Certificate of Amendment to Restated Certificate of Incorporation of the Company filed September 22, 2009, incorporated herein by reference to the 10-Q.

4.2	Second Amended and Restated By-Laws of the Company, incorporated herein by reference to the Company’s Current Report on Form 8-K filed on January 7, 2008.

4.3	Form of Common Stock Certificate, incorporated herein by reference to the 10-Q.

10.1	Employment Agreement dated as of March 14, 2013 between Kid Brands, Inc. and Raphael Benaroya, incorporated herein by reference to the Company’s Current Report on Form 8-K filed on March 15, 2013.*

10.2	Non-qualified Stock Option Agreement dated as of March 15, 2013 between Kid Brands, Inc. and Raphael Benaroya.*

23	Consent of Independent Registered Public Accounting Firm.

*	Management Contract

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described in Item 6 hereof or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of East Rutherford, State of New Jersey, on this 17th day of April, 2013.

KID BRANDS, INC.

By:	/s/ Guy A. Paglinco
	Name:	Guy A. Paglinco
	Title:	Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ RAPHAEL BENAROYA Raphael Benaroya, Chairman, President and Chief Executive Officer (principal executive officer)	4/17/13 Date

/s/ MARIO CIAMPI Mario Ciampi, Director	4/17/13 Date

/s/ FREDERICK HOROWITZ Frederick Horowitz, Director	4/17/13 Date

/s/ HUGH ROVIT Hugh Rovit, Director	4/17/13 Date

/s/ SALVATORE SALIBELLO Salvatore Salibello, Director	4/17/13 Date

/s/ MICHAEL ZIMMERMAN Michael Zimmerman, Director	4/17/13 Date

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

10.2	Non-qualified Stock Option Agreement dated as of March 15, 2013 between Kid Brands, Inc. and Raphael Benaroya.*

23	Consent of Independent Registered Public Accounting Firm.

*	Management Contract